Free Writing Prospectus pursuant to Rule 433 dated August 24, 2020

Registration Statement No. 333-239610

BlackRock® Dynamic Factor Index
The Index

The BlackRock® Dynamic Factor Index (the index) measures the extent to which the performance of the combination of an equity ETF basket composed of up to five equity ETFs, a fixed income ETF basket composed of up to three fixed income ETFs and a cash constituent (together with the ETFs, the underlying assets) outperforms the sum of the return on 3month USD LIBOR plus an additional 0.65% per annum fee (accruing daily). The weights of the ETFs within the equity ETF basket are determined based on three common economic measures (factors) – “economic regime”, “value” and “momentum”, while the weights of the ETFs within the fixed income ETF basket are determined based on how medium-term interest rates are trending. The relative weights of the equity ETF basket, the fixed income ETF basket and the cash constituent that compose the index are determined based on measures of volatility using the past returns of the ETFs (i.e., the degree of variation in past returns given the various weightings of these components). The equity ETF basket rebalances monthly and the fixed income ETF basket rebalances on each index business day.  Allocations of the index among the equity ETF basket, the fixed income ETF basket and the cash constituent are determined on each index business day with a goal of limiting volatility (i.e., the degree of variation in the past returns) to no more than 5%.

As a result of such allocations, the index may include limited exposure to the ETFs and may allocate a significant portion of its exposure to the cash constituent, the return on which will be less than the sum of the return on 3-month USD LIBOR plus 0.65% per annum.  In recent months, a very significant portion (up to 85.5%) of the index has been allocated to the cash constituent. The greater the percentage of the index allocated to the cash constituent, the higher the return that will be required on the ETFs in order to have a return on your investment.

Because the index measures the performance of the selected underlying assets less the sum of the return on 3-month USD LIBOR plus 0.65% per annum (accruing daily), on any day such underlying assets must outperform the return on 3-month USD LIBOR plus 0.65% per annum for the index level to increase.

Index Performance versus Selected Benchmarks

The following chart and table provide a comparison between the index (using historical information and hypothetical data, as explained below) and certain classes of assets (in each case, represented by a benchmark equity ETF (the iShares® Core S&P 500 ETF (IVV)) and a benchmark fixed income ETF (the iShares® 7-10 Year Treasury Bond ETF (IEF)) from January 1, 2015 to August 12, 2020.

As of August 12, 2020	BlackRock® Dynamic Factor Index	iShares® Core S&P 500 ETF (IVV)	iShares® 7-10 Year Treasury Bond ETF (IEF)
Effective Performance (1 Month)	0.40%	6.24%	-0.14%
Effective Performance (6 Month)	0.84%	2.43%	8.29%
Annualized* Performance (since January 1, 2015)	5.19%	11.70%	4.32%
Annualized* Realized Volatility (since January 1, 2015)	5.11%	18.84%	5.68%
Return over Risk (since January 1, 2015)**	1.02	0.62	0.76
Maximum Peak-to-Trough Drawdown***	-7.09%	-33.90%	-8.82%
*	Calculated on a per annum percentage basis.
**	Calculated by dividing the annualized performance by the annualized realized volatility since January 1, 2015.
***	The largest percentage decline experienced in the relevant measure from a previously occurring maximum level.

Benchmark ETF data is based on the historical levels of the benchmark ETFs. The historical index information from October 31, 2019 (the index launch date) to August 12, 2020 reflects the actual performance of the index. (In the chart, this historical index information can be found to the right of the vertical solid line marker.) The hypothetical index data from January 1, 2015 to October 30, 2019 is based on the historical levels of the underlying assets, using the same methodology that is used to calculate the index. Please also note that the benchmark ETFs that are used to represent asset classes for purposes of the above table and chart may not be underlying assets for purposes of the index at any particular time (or at all) and in some cases differ from the underlying assets that are used to represent classes of assets with the same or similar titles for purposes of the index. You should not take the historical index information, hypothetical index data or historical benchmark ETF data as an indication of the future performance of the index.

Underlying Asset Weightings

As of August 12, 2020, the following chart sets forth the weighting of each underlying asset and the hypothetical and historical average percentage weightings of the underlying assets, the highest percentage weightings of the underlying assets and the percentage of index business days with positive weightings for the underlying assets from January 1, 2015 to August 12, 2020. This data reflects the same historical information and hypothetical data as in the previous tables. You should not take the historical information or hypothetical data as an indication of the future performance of the index.

Underlying Asset	Weighting (as of August 12, 2020)*	Average Weighting (as of August 12, 2020)*	Highest Weighting (as of August 12, 2020)*	Percentage of Index Business Days When Underlying Asset is Included in the Index (as of August 12, 2020)*
iShares® Edge MSCI USA Momentum Factor ETF	1.98%	9.5%	41.1%	94.6%
iShares® Edge MSCI USA Quality Factor ETF	2.61%	9.9%	33.1%	76.6%
iShares® Edge MSCI USA Size Factor ETF	4.90%	8.7%	46.4%	90.9%
iShares® Edge MSCI Min Vol USA Factor ETF	3.85%	5.3%	24.7%	82.3%
iShares® Edge MSCI USA Value Factor ETF	1.48%	4.9%	26.3%	60.6%
iShares® 1-3 Year Treasury Bond ETF	0.00%	5.5%	38.7%	23.7%
iShares® 7-10 Year Treasury Bond ETF	24.46%	22.8%	40.0%	100.0%
iShares® 20+ Year Treasury Bond ETF	24.46%	17.4%	40.0%	78.3%
Cash Constituent	36.26%	15.9%	85.5%	80.3%

Underlying Assets

The following is a list of the underlying assets for the index, including the related asset classes, asset class minimum and maximum weights and underlying asset minimum and maximum weights.

	Asset Class				Underlying Asset
Asset Class	Minimum Weight	Maximum Weight	Underlying Asset*	Ticker	Minimum Weight	Maximum Weight
Equities	0%	100%	iShares® Edge MSCI USA Momentum Factor ETF	MTUM	0%	60%
			iShares® Edge MSCI USA Size Factor ETF	SIZE	0%	60%
			iShares® Edge MSCI USA Quality Factor ETF	QUAL	0%	60%
			iShares® Edge MSCI USA Value Factor ETF	VLUE	0%	60%
			iShares® Edge MSCI Min Vol USA ETF	USMV	0%	60%
Fixed Income	0%	100%	iShares® 1-3 Year Treasury Bond ETF	SHY	0%	50%
			iShares® 7-10 Year Treasury Bond ETF	IEF	50%	50%
			iShares® 20+ Year Treasury Bond ETF	TLT	0%	50%
Cash Equivalent	0%	100%**	Cash Constituent	N/A	0%	100%**

* The value of a share of an ETF may reflect transaction costs and fees incurred or imposed by the investment advisor of the ETF as well as the costs to the ETF to buy and sell its assets. These costs and fees are not included in the calculation of the index underlying the ETF.

** The index may allocate a significant portion of its exposure to the cash constituent.  In recent months, a very significant portion (up to 85.5%) of the index has been allocated to the cash constituent.

Risk Factors

An investment in securities linked to the index is subject to risks. In addition to the below, you should read in full the related risk factor sections in the applicable prospectus supplement and its accompanying BlackRock® Dynamic Factor Index supplement, prospectus supplement and prospectus.

Risks Related to the Index

▪	The Index Measures the Performance of the Underlying Assets Less the Sum of the Return on the Notional Interest Rate Plus 0.65% Per Annum (Accruing Daily)
▪	The Index May Be Significantly Uninvested in Underlying Assets That May Have Higher Returns
▪	The Index May Not Achieve its Volatility Target
▪	The Factor-Based Investment Methodology Used by the Index May Not Be Successful
▪

Your Investment in the Securities May Be Subject to Concentration Risks. Both the index and the equity ETFs attempt to follow factor-based investment strategies that may, in practice, favor a particular market sector or industry under certain conditions

▪	You May Not Have Exposure to One or More of the Underlying Assets During the Term of the Securities
▪	Maximum Weights, Volatility Constraints and Other Index Features May Affect the Index’s Exposure to Underlying Assets
▪	The Index Weightings May Be Ratably Rebalanced into the Cash Constituent on Any or All Days During the Term of the Securities
▪	The Index and Some of the ETFs Have Limited Performance Histories and May Perform in Unexpected Ways
▪	The Index Has a Limited Operating History
▪	The Index Administrator Relies on Data Provided By Third Parties Without Independent Verification
▪	The Index Administrator Will Not Correct or Restate the Index for Errors in Many Cases
▪	The Algorithm Used By the Index Administrator May Not Identify Globally Optimum Solutions
▪	Certain Values Used to Calculate Factor “Alphas” Should Not Be Interpreted as a Measure of the Absolute or Relative Ability of the Factors to Explain or Predict Equity ETF Returns of Any Type
▪	The Economic Regime Factor Signal May Not Be Successful and May Not Outperform any Alternative Strategies That Might Be Employed in Respect of the CFNAI
▪	The Index Uses CFNAI Data “As Released”, and Does Not Take Subsequent Revisions of the CFNAI Data Into Account
▪	The Index Does Not Use CFNAI Data in the Same Manner as Contemplated by the Staff of the Federal Reserve Bank of Chicago
▪	If the Level of the Index Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪	Past Index Performance is No Guide to Future Performance
▪	The Lower Performance of One Underlying Asset May Offset an Increase in the Other Underlying Assets
▪	Correlation of Performances Among the Underlying Assets May Reduce the Performance of the Index
▪

The Policies of the Index Administrator and the Blackrock Index Services Governance Committee, and Changes That Affect the Index or the Underlying Assets, Could Affect the Amount Payable on Your Securities and Their Market Value

▪	U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark Underlying the Cash Constituent May Be Discontinued
▪

Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause Such “Benchmarks” to Perform Differently Than In the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot Be Predicted

▪	The Historical Levels of the Notional Interest Rate Are Not an Indication of the Future Levels of the Notional Interest Rate

Risks Related to the ETFs
General Risks Related to the ETFs

▪	The ETFs Are Passively Managed to Track an Index and May Not Perform as Well as an Actively Managed Fund or Another Investment
▪	There is No Affiliation Between Us and Any Issuer of Assets Held by Any ETF or Any Sponsor of Any ETF
▪	The Policies of the ETF Sponsors and/or Investment Advisor, and the Policies of Any Sponsor of an Underlying Index Tracked by an ETF, Could Affect the Level of the Index
▪

There Are Risks Associated with the ETFs. There is no assurance that an active trading market will continue for the ETFs or that there will be liquidity in any such trading market. Additionally, each ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and the holding of securities by local banks, agents and depositories

▪	The ETFs May Be Subject to Pricing Dislocations and Other Market Forces, Which May Adversely Affect the Level of the Index
▪	The Values of the ETFs May Not Completely Track the Level of the Indices Underlying Such ETFs
▪	The ETFs May Be Subject to Global or Regional Financial Risks, Which May Adversely Affect the Level of the Index

Risks Related to Eligible ETFs concentrated in the Information Technology sector

▪	Certain ETFs Are Concentrated in the Information Technology Sector and Do Not Provide Diversified Exposure

Risks Related to the iShares® Edge MSCI USA Momentum Factor ETF

▪	Momentum Securities Risk

Risks Related to the iShares® Edge MSCI USA Quality Factor ETF

▪	Quality Stocks Risk

Risks Related to the iShares® Edge MSCI USA Size Factor ETF

▪	Low Size Risk

Risks Related to the iShares® Edge MSCI Min Vol USA Factor ETF

▪	Volatility Risk

Risks Related to the iShares® Edge MSCI USA Value Factor ETF

▪	Value Risk

Risks Related to ETFs Holding U.S. Government Debt Securities

▪

Your Investment is Subject to Concentration Risks. Certain of the ETFs invest in U.S. Treasury bonds that are all obligations of the United States and in securities with a similar remaining time to maturity. As a result, these ETFs are concentrated in the performance of bonds issued by a single issuer and having the same general tenor and terms

▪	ETFs Holding U.S. Government Bonds May Change in Unexpected Ways

Risks Related to ETFs Holding Debt Securities

▪	Your Investment is Subject to Income Risk and Interest Rate Risk

Risks Related to the iShares® 1-3 Year Treasury Bond ETF

▪	The iShares® 1-3 Year Treasury Bond ETF Previously Changed the Index it Tracks
▪	The Index Which the iShares® 1-3 Year Treasury Bond ETF Tracks Is a New Index Without a Historical Track Record

Risks Related to the iShares® 7-10 Year Treasury Bond ETF

▪	The iShares® 7-10 Year Treasury Bond ETF Previously Changed the Index it Tracks
▪	The Index Which the iShares® 7-10 Year Treasury Bond ETF Tracks Is a New Index Without a Historical Track Record

Risks Related to the iShares® 20+ Year Treasury Bond ETF

▪	The iShares® 20+ Year Treasury Bond ETF Previously Changed the Index it Tracks
▪	The Index Which the iShares® 20+ Year Treasury Bond ETF Tracks Is a New Index Without a Historical Track Record

Legend

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission (SEC) for any offerings to which this communication relates. Before you invest, you should read the applicable prospectus supplement and its accompanying BlackRock® Dynamic Factor Index supplement, prospectus supplement and prospectus and any other documents relating to such offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and any offerings. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the applicable prospectus supplement and its accompanying BlackRock® Dynamic Factor index supplement, prospectus supplement and prospectus if you so request by calling (212) 902-0300.

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